EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independence Holding Company:

We consent to the incorporation by reference in the registration statements Form S-3 (No. 333-134424) and Forms S-8 (No. 33-23302, 333-11792, 333-118388 and 333-135070) of Independence Holding Company of our report dated March 14, 2014, with respect to the consolidated balance sheets of Independence Holding Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Independence Holding Company.

/s/ KPMG LLP

New York, New York

March 14, 2014